Exhibit 10(a)

PARKER-HANNIFIN CORPORATION

VOLUME INCENTIVE PLAN,

Amended as of August 15, 2007

Participants:	Group Presidents (excluding any Senior Vice President and Operating Officer), Trading Subsidiary Presidents and Group Operating Vice Presidents

Terms:	Participants will receive a bonus of 1 percent of base pay for each 1 percent increase in excess of a 10 percent increase, up to a 15 percent increase, in current fiscal year customer sales over previous fiscal year customer sales for their respective operations. Participants will receive a bonus of 2 percent of base pay for each 1 percent increase in customer sales above 15 percent. Participants are limited to an overall maximum bonus under the Plan of 15 percent of base pay.